Exhibit 99.1

News Release	Marshall & Ilsley Corporation 770 North Water Street Milwaukee, WI 53202 414 765-7700 Main 414 298-2921 Fax mibank.com

For Release:	Immediately
Contact:	Greg Smith Marshall & Ilsley Corporation 414 765-7727 Dave Urban Marshall & Ilsley Corporation 414 765-7853

MARSHALL & ILSLEY CORPORATION COMPLETES ACQUISITION OF

FIRST INDIANA CORPORATION

Milwaukee, Wis. – January 2, 2008 – Marshall & Ilsley Corporation (NYSE: MI) (M&I) announced today the completion of its acquisition of Indianapolis-based First Indiana Corporation (FINB). First Indiana, with $2.1 billion in consolidated assets, has 32 branches in Central Indiana. First Indiana shareholders will receive $32 in cash for each share of First Indiana common stock.

Marshall & Ilsley Corporation (NYSE: MI) is a diversified financial services corporation headquartered in Milwaukee, Wis. Founded in 1847, M&I Marshall & Ilsley Bank is the largest Wisconsin-based bank, with 193 offices throughout the state. In addition, M&I has 49 locations throughout Arizona; 30 offices along Florida’s west coast and in central Florida; 14 offices in Kansas City and nearby communities; 22 offices in metropolitan Minneapolis/St. Paul, and one in Duluth, Minn.; and one office in Las Vegas, Nev. M&I’s Southwest Bank subsidiary has 17 offices in the greater St. Louis area. M&I also provides trust and investment management, equipment leasing, mortgage banking, asset-based lending, financial planning, investments, and insurance services from offices throughout the country and on the Internet (www.mibank.com or www.micorp.com). M&I’s customer-based approach, internal growth, and strategic acquisitions have made M&I a nationally recognized leader in the financial services industry.

###